POLARIS INDUSTRIES INC. APPOINTS
WILLIAM GRANT VAN DYKE TO ITS BOARD OF DIRECTORS

MEDINA, Minn., July 19, 2006 – Polaris Industries Inc. (NYSE/PSE: PII) today announced the appointment of William Grant Van Dyke to the Company’s Board of Directors effective July 19, 2006.

Mr. Van Dyke, 61, was the Chairman of the Board of Donaldson Company, Inc., a leading worldwide provider of filtration systems and replacement parts, until his retirement in 2005. He was Chairman, President and Chief Executive Officer of Donaldson Company from 1996 to 2004 and held various financial and management positions from 1980 to 1996. Mr. Van Dyke also serves as a director of Graco Inc. and Alliant Techsystems Inc. Mr. Van Dyke holds a B.A. and an M.B.A. from the University of Minnesota.

“We are pleased to welcome Mr. Van Dyke to our board,” said Greg Palen, Chairman of the Polaris Board of Directors. “His leadership and extensive business experience in managing a successful global company will prove invaluable as we continue to grow and strengthen the presence of Polaris in the powersports industry around the world.”

With the appointment of Mr. Van Dyke, the Polaris Board of Directors now has a total of ten members. Mr. Van Dyke will also serve as a member of the Audit Committee of the Board of Directors and will stand for re-election to the Board of Directors at its 2007 Annual Meeting of Shareholders.

About Polaris

With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.

Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.